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                                                                      Exhibit 11

         CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE

                  Years Ended March 31, 1996, 1995 and 1994



Weighted average common shares
   and common share equivalents
   outstanding                                            23,127,486       22,886,877       22,677,034

Net income                                               $25,252,000      $25,009,000      $19,676,000
                                                          ==========       ==========       ==========

Earnings per share                                             $1.09            $1.09             $.87